Exhibit 10.16

Barrett Business Services, Inc.

Summary of Compensation Arrangements for Non-Employee Directors

As of July 1, 2013, compensation arrangements for non-employee directors of Barrett Business Services, Inc. (the “Company”), include an annual cash retainer payable in monthly installments. The retainer is $50,000 for directors other than the Chairman of the Board, who receives $90,000. In addition, the chairs and members of the Board committees are paid annual cash fees as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Nominating and Governance Committee, $7,500 and $3,750; and Investment Committee, $7,500, and $3,750. On July 1 of each year, each non-employee director also receives an award of restricted stock units under the Company’s 2009 Stock Incentive Plan with a fair market value of $50,000 based on the closing price on the date of grant and vesting in four equal annual installments.